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                                                                 EXHIBIT 99.1



                        SAFE HARBOR COMPLIANCE STATEMENT


        The Company believes that the following factors could cause actual results to differ materially from those in forward-looking statements set forth in this Form 10-K.


1. The Company's ability to grow through affiliations with additional orthodontic practices.

2. The Company's ability to identify suitable affiliation candidates and to profitably manage or successfully integrate new Allied Practices with the Company and its existing Allied Practices.

3.   The level of competition in the orthodontic practice management industries.

4. Regulatory development and changes in the United States healthcare system and dental and orthodontic professions that may affect the profitability of the Company or the enforceability of the Company's operative agreements with its Allied Practices and Allied Orthodontists.

5. The Company's dependence on revenues generated by the Allied Orthodontists of the Allied Practices.

6. The Company's ability to secure capital, and the related cost of such capital, needed to fund the future growth of the Company through affiliations with orthodontic practices as well as internal growth.

7. The Company's ability to staff the Allied Practices with appropriate qualified personnel.

8.   The continued availability to the Company of adequate insurance.

9. The Allied Practices' reputation for delivering high-quality patient care and their ability to attract and retain patients.

        The foregoing factors should not be construed as exhaustive or as an admission regarding the adequacy of disclosures previously made by the Company. All capitalized terms used in this Exhibit 99.1 not otherwise defined herein have the same meanings as prescribed to such terms in the Form 10-K.